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Dillon, Read & Co. Inc.                                      Exhibit (b)(3)

                                                      535 Madison Avenue
                                                   New York, New York 10022
                                                         212-906-7000

                                                November 2, 1995

SCOR U.S. Corporation
Two World Trade Center, 23rd floor
New York, New York 10048-0178

Attention:  Special Committee of the Board of Directors

Gentlemen:

You have advised us that SCOR S.A. ("SCOR S.A.") proposes to acquire all of the publicly held outstanding common stock, par value $0.30 per share, (the "Shares") of SCOR U.S. Corporation (the "Company") not currently held by SCOR S.A. from the holders thereof (the "Selling Shareholders") at a purchase price of $15.25 per share (the "Transaction"). You have requested our opinion as to whether the consideration to be paid pursuant to the Transaction is fair to the Selling Shareholders, from a financial point of view, as of the date hereof.

In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and financial information relating to the Company; (ii) reviewed the reported price and trading activity for the Shares of the Company; (iii) reviewed certain internal financial information and other data provided to us by the Company relating to the business and prospects of the Company, including financial projections prepared by the management of the Company; (iv) conducted discussions with members of the senior management of the Company; (v) reviewed the financial terms, to the extent publicly available, of certain acquisition transactions which we considered relevant; (vi) reviewed publicly available financial and securities market data pertaining to certain publicly-held companies in lines of business generally comparable to those of the Company; and (vii) conducted such other financial studies, analyses and investigations, and considered such other information as we deemed necessary and appropriate.

In connection with our review, with your consent, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied upon it being complete and accurate in all material respects. We have not been requested to and have not made an independent evaluation or appraisal of any assets or

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liabilities (contingent or otherwise) of the Company or any of its subsidiaries, nor have we been furnished with any such evaluation or appraisal. Further, we have assumed, with your consent, that all of the information, including the projections provided to us by the Company's management, was prepared in good faith and was reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company's management as to the future financial performance of the Company, and was based upon the historical performance and certain estimates and assumptions which were reasonable at the time made. In addition we have not been asked to, and do not express any opinion as to the after-tax consequences of the Transaction to any Selling Shareholder. In addition, our opinion is based on economic, monetary and market conditions existing on the date hereof.

In rendering this opinion, we are not rendering any opinion as to the value of the Company or making any recommendation to the Selling Shareholders with respect to the advisability of voting in favor of the Transaction.

Dillon, Read & Co. Inc. ("Dillon Read"), as part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwriting, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations of estate, corporate and other purposes. Dillon Read has received a fee for rendering this opinion.

This opinion is being rendered to the Special Committee of the Board of Directors of the Company for its use in evaluating the Transaction.

Based upon and subject to the foregoing, we are of the opinion that the consideration to be received in the Transaction by the Selling Shareholders is fair to the Selling Shareholders, from a financial point of view, as of the date hereof.

                                          Very truly yours,
                                          DILLON, READ & CO. INC.

                                          /s/ William P. Powell

                                          By:  William P. Powell
                                               Managing Director